UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2013

Jarden Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-13665	35-1828377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Theodore Fremd Avenue, Rye, New York	10580
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 967-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2013, Jarden Corporation (the “Company”) entered into an Equity Award, Lock-Up and Amendment Agreement with each of Martin E. Franklin, the Company’s Executive Chairman (the “Franklin Agreement”), Ian G.H. Ashken, the Company’s Vice Chairman and Chief Financial Officer (the “Ashken Agreement”), and James E. Lillie, the Company’s Chief Executive Officer (the “Lillie Agreement,” and, collectively with the Franklin Agreement and the Ashken Agreement, the “Amendment Agreements”), whereby the Company (i) reduced the amount of future annual restricted stock grants to each of Messrs. Franklin, Ashken and Lillie under their respective employment agreements, and (ii) in consideration for such amendments to their respective employment agreements, granted certain shares of common stock as set forth below.

Pursuant to the terms of the Franklin Agreement, the Company granted 347,368 shares of common stock to Mr. Franklin (the “Franklin Stock”).

Pursuant to the terms of the Ashken Agreement, the Company granted 156,316 shares of common stock to Mr. Ashken (the “Ashken Stock”).

Pursuant to the terms of the Lillie Agreement, the Company granted 156,316 shares of common stock to Mr. Lillie (the “Lillie Stock”). The Franklin Stock, the Ashken Stock and the Lillie Stock are collectively referred to as the “Stock”.

The Stock represents a portion of the restricted stock that would have been granted to each of Messrs. Franklin, Ashken and Lillie under their respective employment agreements as in effect immediately prior to the date of the Amendment Agreements. As an inducement for the Company to grant the Stock, each of Messrs. Franklin, Ashken and Lillie has agreed to reduce the amount of future annual restricted stock grants under their respective employment agreements in 2014 and as set forth below. Pursuant to each of the Amendment Agreements, each of Messrs. Franklin, Ashken and Lillie is prohibited until December 19, 2016, from offering, selling, transferring, contracting to sell, or otherwise disposing of, directly or indirectly, any of the Stock without prior written consent of the Company, except as set forth below or in their respective Amendment Agreement. The foregoing restrictions on transfer of the Stock shall lapse upon the first to occur of (i) a termination of employment with the Company, (ii) a change of control of the Company (as defined in such individual’s respective employment agreement) and/or (iii) a tender for all of the Company’s issued and outstanding shares of common stock.

Pursuant to the Franklin Agreement, on January 1 of each year during his employment period, Mr. Franklin shall be entitled to receive a grant of 276,316 shares of restricted stock in 2015, a grant of 263,158 shares of restricted stock in 2016, a grant of 250,000 shares of restricted stock in 2017 and thereafter shall be entitled, for each additional year of an employment period beginning after December 31, 2017, to receive a grant of such amount of restricted stock as determined by the Compensation Committee and on the terms set forth in the Franklin Agreement. The terms of such grants, including the vesting performance targets, are set forth in the Franklin Agreement.

Pursuant to the Ashken Agreement, on January 1 of each year during his employment period, Mr. Ashken shall be entitled to receive a grant of 124,342 shares of restricted stock in 2015, a grant of 118,421 shares of restricted stock in 2016, a grant of 112,500 shares of restricted stock in 2017 and thereafter shall be entitled, for each additional year of an employment period beginning after December 31, 2017, to receive a grant of such amount of restricted stock as determined by the Compensation Committee and on the terms set forth in the Ashken Agreement. The terms of such grants, including the vesting performance targets, are set forth in the Ashken Agreement.

Pursuant to the Lillie Agreement, on January 1 of each year during his employment period, Mr. Lillie shall be entitled to receive a grant of 124,342 shares of restricted stock in 2015, a grant of 118,421 shares of restricted stock in 2016, a grant of 112,500 shares of restricted stock in 2017 and thereafter shall be entitled, for each additional year of an employment period beginning after December 31, 2017, to receive a grant of such amount of restricted stock as determined by the Compensation Committee and on the terms set forth in the Lillie Agreement. The terms of such grants, including the vesting performance targets, are set forth in the Lillie Agreement.

A copy of each of the Franklin Agreement, the Ashken Agreement, the Lillie Agreement, is attached to this report as Exhibits 10.1, 10.2, 10.3, respectively, and are incorporated herein by reference as though fully set forth herein. The foregoing summary description of the Franklin Agreement, the Ashken Agreement and the Lillie Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Franklin Agreement, the Ashken Agreement and the Lillie Agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements for Certain Officers.

(e) On December 19, 2013, the Company entered into the Amendment Agreements with each of Messrs. Franklin, Ashken and Lillie. See Item 1.01 above, which is incorporated into this Item 5.02 by reference for a description of all such Amendment Agreements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, by and between Jarden Corporation and Martin E. Franklin.

10.2	Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, by and between Jarden Corporation and Ian G.H. Ashken.

10.3	Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, by and between Jarden Corporation and James E. Lillie.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2013

JARDEN CORPORATION

By:	/s/ John E. Capps
	Name:	John E. Capps
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit Index

Number	Exhibit

10.1	Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, by and between Jarden Corporation and Martin E. Franklin.

10.2	Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, by and between Jarden Corporation and Ian G.H. Ashken.

10.3	Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013, by and between Jarden Corporation and James E. Lillie.